FIRST AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, dated as of the 12th day of June, 2012, to the Distribution Agreement dated as of July 3, 2006 (the “Agreement”) is entered into by and among Advisors Series Trust, a Delaware statutory trust (the “Trust”), Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”) and Capital Advisors, Inc, (the “Advisor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

WHEREAS, the parties to the Agreement desire to amend the series of the Trust to add an additional fund; and

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Exhibit A of the Agreement, the list of the Capital Advisors Funds, shall be amended and replaced in its entirety by the amended Exhibit A (“Amended Exhibit A”) attached herein.

Exhibit B, the Capital Advisor Growth Fund and its fees, is hereby superseded and replaced with Amended Exhibit B  (“Amended Exhibit B”) attached hereto.

Exhibit B-1, the Tactical Shares Dynamic Allocation Fund and its funds, is hereby added and attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ADVISORS SERIES TRUST	QUASAR DISTRIBUTORS, LLC
By: /s/ Douglas G. Hess	By: /s/ James R. Schoenike

Name: Douglas G. Hess	Name: James R. Schoenike

Title: President	Title: President

CAPITAL ADVISORS, INC
By: /s/ Keith C. Goddard

Name: Keith C. Goddard

Title: CEO

Capital Advisors 6/2012

Amended Exhibit A
to the Distribution Agreement – Advisors Series Trust

Fund Names

Name of Series
Capital Advisors Growth Fund
Tactical Shares Dynamic Allocation Fund

Capital Advisors 6/2012

Amended Exhibit B
to the Distribution Agreement - Capital Advisors Growth Fund

QUASAR DISTRIBUTORS, LLC DISTRIBUTION FEE SCHEDULE EFFECTIVE: 3/1/2006

Basic Distribution Services*
■     Minimum annual fee:  first class or series -- $2,500 for calendar year 2006; $5,000 for calendar year 2007.
■     Each additional series -- $1,000

Advertising Compliance Review/NASD Filings
■     $___ per job for the first 10 pages (minutes if tape or video); $___ per page (minute if tape or video) thereafter (includes NASD filing fee)
        Non-NASD filed materials, e.g. Internal Use Only Materials
■     $___ per job for the first 10 pages (minutes if tape or video)
        NASD Expedited Service for 3 Day Turnaround
■     $___ for the first 10 pages (minutes if audio or video); $___ per page (minute if audio or video) thereafter.  (Comments are faxed.  NASD may not accept expedited request.)

Licensing of Investment Advisor’s Staff (if desired)
■     $___ per year per registered representative for 2006, $___ per year for 2007 and $___ per year for 2008 and thereafter.
■     Quasar is limited to these licenses for sponsorship:  Series, 6, 7, 24, 26, 27, 63, 66
■     Plus all associated NASD and State fees for Registered Representatives, including license and renewal fees.

Fund Fact Sheets
■     Design - $___ per fact sheet, includes first production
■     Production - $___ per fact sheet per production period
■     All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee.

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of Shares, including, without limitation:
■     typesetting, printing and distribution of Prospectuses and shareholder reports
■ production, printing, distribution and placement of advertising and sales literature and materials
■     engagement of designers, free-lance writers and public relations firms
■     long-distance telephone lines, services and charges
■     postage
■     overnight delivery charges
■     NASD registration fees
        (NASD advertising filing fees are included in Advertising Compliance Review section above)
■     record retention
■     travel, lodging and meals

Fees are billed monthly.
* Subject to CPI increase, Milwaukee MSA.

Advisor signature is not required for the Capital Advisors Growth Fund at June 12, 2012 as the distribution  fees are not changing.

Capital Advisors 6/2012

Exhibit B-1 to the Distribution Agreement-Tactical Shares Dynamic Allocation Fund

REGULATORY DISTRIBUTION SERVICES FEE SCHEDULE at June, 2012

Regulatory Distribution Annual Services Per Fund*
.5 basis point on average net assets over $100 million plus
Base annual fee:
▪ $___ /fund
Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
§ $___ per communication piece for the first 10 pages (minutes if tape or video); $___ /page (minute if tape or video) thereafter.
§ $___ FINRA filing fee per communication piece for the first 10 pages (minutes if tape or video); $___ /page (minute if tape or video) thereafter.
(FINRA filing fee may not apply to all communication pieces)

Expedited Advertising Compliance Review
§ $___ for the first 10 pages (minutes if audio or video); $___ /page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪ $___ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $___ /page (minute if audio or video) thereafter.
      (3 day turnaround IF accepted by FINRA, FINRA filing fee may not apply to all communication pieces)

Licensing of Investment Advisor’s Staff (if desired)
▪ $___ /year per registered representative
▪ Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪ $___/FINRA designated branch location
▪ Plus all associated FINRA and state fees for Registered Representatives, including license and renewal fees

Fund Fact Sheets
▪ Design - $___ /fact sheet, includes first production
▪ Production - $___ /fact sheet per production period
▪ All printing costs are out-of-pocket expenses, and in addition to the design fee and production fee
▪ Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Out-of-Pocket Expenses
Reasonable out-of-pocket expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪ Typesetting, printing and distribution of prospectuses and shareholder reports
▪ Production, printing, distribution, and placement of advertising, sales literature, and materials
▪ Engagement of designers, free-lance writers, and public relations firms
▪ Postage, overnight delivery charges
▪ FINRA registration fees [To include late U5 charge (if applicable)]
       (FINRA advertising filing fees are included in Advertising Compliance Review section above)
▪ Record retention
▪ Travel, lodging, and meals

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit B-1 for the Tactical Shares Dynamic Allocation Fund.

Capital Advisors, Inc.

By:  /s/Keith C. Goddard

Printed Name:  Keith Goddard

Title:  CEO                   Date: 07/09/2012

Capital Advisors 6/2012                            4